Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto contained in Item 8 of Part II to this Annual Report on Form 10-K. It should be noted that our gross profit margins may not be comparable to other companies since some entities classify shipping and handling costs in cost of goods sold and others, including us, include such costs in selling, general and administrative expenses. Similarly, some entities, including us, include foreign currency gains and losses resulting from operating activities as a component of operating income, and some entities classify all foreign currency gains and losses outside of operating income.

The terms “Polymer Group,” “ PGI,” “the Company,” “we,” “us,” and “our” and similar terms in this Report on Form 10-K refer to Polymer Group, Inc. and its consolidated subsidiaries. The term “Parent” as used within this Report on Form 10-K refers to Scorpio Acquisition Corporation, a Delaware corporation that owns 100% of the issued and outstanding capital stock of Polymer Group, Inc. The term “Holdings” as used within this Report on Form 10-K refers to Scorpio Holdings Corporation, a Delaware corporation that owns 100% of the Parent.

Overview

We are a leading global, technology-driven developer, producer and marketer of engineered materials, focused primarily on the production of nonwoven products. Nonwovens are a high-performance and low-cost fabric-like alternative to traditional textiles, paper and other materials. They can be made with specific value-added characteristics including absorbency, tensile strength, softness and barrier properties, among others. Our nonwoven products are critical components used in consumer and industrial products for use in a wide array of applications. Primary applications in each of our target markets are as follows:

• Hygiene:	Baby diapers, feminine hygiene products and adult incontinence products

• Healthcare:	Single-use surgical gowns and drapes, hospital apparel and infection control supplies

• Wipes:	Household, personal care and commercial cleaning wipes, dryer sheets

• Building and Geosynthetics:	House wrap, construction, roofing, geosynthetic fabrics, road underlayment, liners, and railroad materials

• Technical Specialties:	Filtration, cable wrap, agriculture, forestry/horticulture, landscape, composites, industrial packaging, technical nonwovens and other specialty areas

Over the past five years, we have undertaken a series of capital expansions and business acquisitions that have broadened our technology base, increased our product lines and expanded our global presence. As a result of the 2013 acquisition of Fiberweb plc (“Fiberweb”), one of the largest manufacturers of specialty technical materials, we have solidified our position as the largest manufacturer of nonwovens in the world with a total of 21 manufacturing and converting facilities located in 13 countries on 4 continents. Our facilities are strategically located near many of our key customers in order to increase our effectiveness in addressing local and regional demand. We work closely with our customers, which include well-established multinational and regional consumer and industrial product manufacturers, to provide engineered solutions to meet increasing demand for more sophisticated products. Our global reach coupled with our broad range of applications bolsters our ability to partner with customers to make the world safer, cleaner and healthier.

The global nonwovens market has historically experienced stable growth and favorable pricing dynamics. However, since late 2010, several of our competitors, primarily in the hygiene markets, installed or announced an intent to install, capacity in excess of what we believe to be current market demand in the regions that we conduct business. As additional nonwovens manufacturing capacity entered into commercial production, in excess of market demand, the short-term to mid-term excess supply created unfavorable market dynamics, resulting in a downward pressure on selling prices. As a result, we have undertaken a series of actions to expand our global capabilities as well as focus on operational excellence.

We believe we have one of the broadest and most advanced technology portfolios in the industry. Our current global footprint, coupled with our access to capital, enables us to continue to realize cost synergies and greater growth from our core operations. In addition, we are investing in technology and new initiatives which will help fuel our future growth. As a result, we believe we are well positioned to remain competitive within our markets as well as leverage our solid foundation across the company to drive future growth.

Recent Developments

Providência Acquisition

On January 27, 2014, we announced that PGI Polímeros do Brazil, a Brazilian corporation and wholly-owned subsidiary of the Company (“PGI Acquisition Company.”), entered into a Stock Purchase Agreement with Companhia Providência Indústria e Comércio, a Brazilian corporation (“Providência”) and certain shareholders named therein. Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, PGI Acquisition Company will acquire a 71.25% controlling interest in Providência (the “Potential Acquisition”). Following the closing of the Potential Acquisition, pursuant to Brazilian Corporation Law and Providência’s Bylaws, PGI Acquisition Company will be required to launch a tender offer on substantially the same terms and conditions of the Stock Purchase Agreement to acquire the remaining outstanding capital stock of Providência from the minority shareholders (the “Mandatory Tender Offer”). We expect to fund the Potential Acquisition and the Mandatory Tender Offer with new secured and/or unsecured debt. We have obtained approximately $570.0 million of financing commitments from lenders in connection with the Potential Acquisition. Completion of the transaction is subject to customary closing conditions, including approval of the Potential Acquisition by antitrust authorities. Providência is a leading manufacturer of nonwovens primarily used in hygiene applications as well as industrial and healthcare applications. Based in Brazil, Providência has four locations, including one in the United States.

CEO Transition

On June 18, 2013, we announced the appointment of J. Joel Hackney Jr. as President and Chief Executive Officer (“CEO”) of the Company, effective June 19, 2013. Simultaneously, we announced the planned retirement of Veronica Hagen, effective August 31, 2013, as well as her retirement as President and CEO, effective June 19, 2013. Ms. Hagen continues to serve on the Company’s Board of Directors and worked with her successor to ensure a seamless transition.

Nanhai Relocation

On June 12, 2013, our Board of Directors approved a plan to relocate our Nanhai, China manufacturing facilities to another manufacturing facility which will be constructed within the same district as our current facilities as well as increase our current capital investment. The authorization included the execution of an agreement with the Nanhai District People’s Government (the “Government”), which will allow the Government to reclaim the land currently occupied by the existing Nanhai manufacturing facilities and will further provide certain Government support and incentives to assist in the relocation.

Possession of the land at the new location and initial construction began during the second half of 2013, with the final shut-down of the existing facilities and start-up of the new facility estimated to occur by the first half of 2016 with no disruption to customers. We estimate total construction, relocation and other associated costs of this project to approximate 225 RMB ($36 million), which will be primarily funded through cash generated by operations. Government incentives are expected to approximate 165 RMB ($26 million). We have accelerated the depreciation of the existing facilities and related assets being decommissioned in order to properly align the remaining useful lives with the timing of the relocation. Associated amounts are expected to be in the range of $8 to $10 million recognized over the next three years.

Expansion and Optimization Initiatives

Over the past five years, we have undertaken a series of actions to expand our global capabilities as well as to focus on operational excellence. Initiatives include capacity expansion projects, plant consolidations, plant alignment, acquisitions and divestitures. We believe these initiatives will help drive performance in our businesses, improve our overall cost structure and drive value for our stakeholders.

Fiberweb Acquisition

On September 17, 2013, PGI Acquisition Limited, a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb at a cash price of £1.02 per share (the “Acquisition”). Under the terms of the agreement, Fiberweb would become a wholly-owned subsidiary of the Company. The offer was effected by a court sanctioned scheme of arrangement of Fiberweb under Part 26 of the UK Companies Act 2006 and consummated on November 15, 2013 (the “Acquisition Date”). The aggregate purchase price was valued at $287.8 million and funded on November 27, 2013 with the proceeds of borrowings under a $268.0 million Senior Secured Bridge Credit Agreement and a $50.0 million Senior Unsecured Bridge Credit Agreement (together, the “Bridge Facilities”). Fiberweb is one of the largest global manufacturers of specialized technical fabrics with eight production sites in six countries. The Bridge Facilities were subsequently refinanced, along with transaction expenses, with the proceeds from a $295.0 million Senior Secured Credit Agreement and a $30.7 million equity investment from Blackstone. The Acquisition will provide us with an entrance into attractive niche industrial applications such as filtration, dryer sheets and house wrap, which have a higher degree of specialization and a higher value contribution of nonwoven inputs to end products.

Expansion Initiatives

In order to address the growing demand for hygiene and healthcare products, we have completed four capacity expansions since 2009. In addition, we recently commenced the upgrade of a manufacturing line at our facility located near Buenos Aires, Argentina, and announced the strategic investment to upgrade machinery and expand our manufacturing facility in Waynesboro, Virgina, both of which are expected to be completed by the end of 2014. A description of our completed expansion initiatives are as follows:

•

In the second quarter of 2013, our spunmelt hygiene line in Suzhou, China commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene applications in China.

•

In the third quarter of 2011, our spunmelt line in Waynesboro, Virginia commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene and healthcare applications in the U.S.

•

In the third quarter of 2011, our spunmelt healthcare line in Suzhou, China commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in healthcare applications in China.

•

In the second quarter of 2009, our spunmelt line in San Luis Potosi, Mexico commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene and healthcare applications in the U.S. and Mexico.

Our expansion projects are funded using a combination of existing cash balances, internal cash flows as well as financing arrangements with third-party financial institutions. We intend to continue to expand in markets we believe have attractive supply and demand characteristics as well as maintain and upgrade manufacturing lines to improve our global competitive position.

Optimization Initiatives

We actively and continuously pursue initiatives to prolong the useful life of our assets through product and process innovation. In some instances, we have determined that our fixed cost structure would be enhanced through consolidation. While investing in several new manufacturing lines in high-growth regions, we have simultaneously undertaken a number of initiatives to rationalize low-margin legacy operations and relocate certain assets to improve our cost structure. These initiatives are intended to result in lower working capital levels and improve operating performance and profitability. Our strategy with respect to past consolidation efforts in the U.S. and Europe was focused on the elimination of costs associated with underutilized legacy capacity, and we believe our current footprint reflects an appropriate and sustainable asset base.

Other Acquisitions and Divestitures

On April 29, 2011, we entered into an agreement to sell certain assets and the working capital of Difco Performance Fibers, Inc. (“Difco”) for cash proceeds of $10.9 million. The agreement provided that Difco would continue to produce goods during the three month manufacturing transition services agreement that expired in the third quarter of 2011. The sale was completed on May 10, 2011 and resulted in a loss of $0.7 million recognized during the eleven months ended December 31, 2011.

The assets of Difco represented assets held for sale, since the cash flows of Difco were eliminated from our ongoing operations and we had no continuing involvement in the operations of the business after the disposal transaction. Accordingly, the results of operations of Difco, previously included in the North America segment, have been segregated from continuing operations and included in Discontinued operations, net in the Consolidated Statements of Operations.

On May 26, 2010, we signed an equity transfer agreement (the “Agreement”) to purchase the remaining 20% interest in our Chinese subsidiary, Nanhai Nanxin Non-Woven Co. Ltd, subject to Chinese government approval. Pursuant to the Agreement, we deposited $1.5 million into an escrow account with a bank to serve as a performance guarantee. On March 9, 2011, we received government approval and subsequently completed the noncontrolling interest acquisition for a purchase price of $7.2 million. The acquisition was accounted as an equity transaction in which no gain or loss was recognized.

On December 2, 2009, we completed an acquisition from Grupo Corinpa S.L of certain assets and the operations of the nonwovens business of Tesalca-99, S.A. and Texnovo, S.A. (the “Sellers”) located in Barcelona, Spain. Consideration for the acquired assets consisted of 1.049 million shares of the Predecessor’s Class A common stock which had a fair value of $14.5 million on the date of acquisition. The agreement contained a provision under which the Sellers were granted a put option on the Sellers land, building and equipment that were included in a lease under which we were provided full and exclusive use of the assets. In addition, the agreement contained a provision under which we were granted a call option for the same assets. On January 28, 2011, immediately prior to the Merger, we exercised our call option and purchased the remaining assets for an aggregate purchase price of $41.2 million.

Results of Operations

We operate our business on a regional basis with profit accountability aligned with our physical presence. Our four reportable segments are: North America, South America, Europe and Asia. This reflects how the overall business is currently managed by our senior management and reviewed by the Board of Directors.

Gross Profit Drivers

Our net sales are driven principally by the following factors:

•	Volumes sold, which are tied to our available production capacity and customer demand for our products;

•

Prices, which are tied to the quality of our products, the overall supply and demand dynamics in our regional markets, and the cost of our raw material inputs, as changes in input costs have historically been passed through to customers through either contractual mechanisms or business practices. This can result in significant increases in total net sales during periods of sustained raw material cost increases as well as significant declines in net sales during periods of raw material cost declines; and

•

Product mix, which is tied to demand from various markets and customers, along with the type of available capacity and technological capabilities of our facilities and equipment. Average selling prices can vary for different product types, which impacts our total revenue trends.

Our primary costs of goods sold (“COGS”) include:

•

Raw material costs (primarily polypropylene resins, which generally comprise over 75% of our raw material purchases) represent approximately 60% to 70% of COGS. We purchase raw materials, including polypropylene resins, from a number of qualified vendors located in the regions in which we operate. Polypropylene is a petroleum-based commodity material and its price historically has exhibited volatility. As discussed in the revenue factors above, we have historically been able to mitigate volatility in polypropylene prices through changes in our selling prices to customers, enabling us to maintain a more stable gross profit per kilogram;

•

Other variable costs include direct labor, utilities (primarily electricity), maintenance and variable overhead. Utility rates vary depending on the regional market and provider. Labor generally represents less than 10% of COGS and varies by region. Historically, we have been able to mitigate wage rate inflation with operating initiatives resulting in higher productivity and improvements in throughput and yield; and

•

Fixed overhead consists primarily of depreciation expense, which is impacted by our level of capital investments and structural costs related to our locations. We believe our strategically located manufacturing facilities provide sufficient scale to maintain competitive unit manufacturing costs.

The level of our revenue and COGS vary due to changes in raw material cost. As a result, our gross profit margin as a percent of net sales can vary significantly from period to period. As such, we believe total gross profit provides a clearer representation of our operating trends. Changes in raw material costs historically have not resulted in a significant sustained impact on gross profit, as we have been able to effectively mitigate changes in raw material costs through changes in our selling prices to customers in order to maintain a more steady gross profit per kilogram sold.

Comparability of Periods

Due to the Merger and related change in control, a new entity was created for accounting purposes as of January 28, 2011. Although we continue to operate as the same legal entity subsequent to the acquisition, periods prior to January 28, 2011 reflect our results of operations prior to the Merger (the “Predecessor”) and periods after January 28, 2011 reflect our results of operations after the Merger (the “Successor”). Furthermore, generally accepted accounting principles require us to present separately our operating results to the Predecessor and Successor periods. As a result, periods prior to the Merger are not comparable to subsequent periods due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

On November 15, 2013, the acquisition of Fiberweb became effective pursuant to a court sanctioned scheme of arrangement under Part 26 of the UK Companies Act of 2006 whereby Fiberweb became a wholly-owned subsidiary of the Company. As a result, the results of operations of Fiberweb have been included in the Consolidated Balance Sheet at December 28, 2013 and the Consolidated Statement of Operations since November 15, 2013.

In December 2010, a severe rainy season impacted many parts of Colombia and caused us to temporarily cease manufacturing at our Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where our manufacturing facility is located. We established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of our global manufacturing base. The facility re-established manufacturing operations on April 4, 2011 and operations reached full run rates in third quarter 2011.

Our sales are impacted by our selling prices, which is influenced by the cost of our raw material inputs. Historically, changes in input costs have been passed through to customers either by contractual mechanisms or business practices. This can result in significant increases in total net sales during periods of sustained raw material cost increases as well as significant declines in net sales during periods of raw material cost declines. As a result, financial statement items that use percentage of net sales as an economic indicator are influenced by the changes in our selling prices. In general, average prices for polypropylene resin and other raw material costs increased during 2011 which negatively impacted our results. During 2012, these prices modestly trended downward throughout the year. However, we have seen overall raw material prices trend upwards throughout 2013. As a result, we continue to operate in a volatile raw material environment.

Comparison of Successor Fiscal Year Ended December 28, 2013 and Successor Fiscal Year Ended December 29, 2012

The following table sets forth the period change for each category of the Statement of Operations for the fiscal year ended December 28, 2013 for the Successor as compared to the fiscal year ended December 29, 2012 for the Successor, as well as each category as a percentage of net sales:

	Successor	Successor		Percentage of Net Sales for the Respective Period End
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Period Change Favorable (Unfavorable)	December 28, 2013	December 29, 2012
Net sales	$1,214,862	$1,155,163	$59,699	100.0%	100.0%
Cost of goods sold:
Raw materials	(665,363)	(624,795)	(40,568)	54.8%	54.1%
Labor	(71,692)	(76,132)	4,440	5.9%	6.6%
Overhead	(281,751)	(256,990)	(24,761)	23.2%	22.2%

Gross profit	196,056	197,246	(1,190)	16.1%	17.1%
Selling, general and administrative expenses	(153,188)	(140,776)	(12,412)	12.6%	12.2%
Special charges, net	(33,188)	(19,592)	(13,596)	2.7%	1.7%
Other operating, net	(2,512)	287	(2,799)	0.2%	—%

Operating income (loss)	7,168	37,165	(29,997)	0.6%	3.2%
Other income (expense):
Interest expense	(55,974)	(50,414)	(5,560)	4.6%	4.4%
Debt modification and extinguishment charges	(3,334)	—	(3,334)	0.3%	—%
Foreign currency and other, net	(8,851)	(5,134)	(3,717)	0.7%	0.4%

Income (loss) before income taxes	(60,991)	(18,383)	(42,608)	(5.0)%	(1.6)%
Income tax (provision) benefit	36,024	(7,655)	43,679	(3.0)%	0.7%

Net income (loss)	(24,967)	(26,038)	1,071	(2.1)%	(2.3)%
Less: Earnings attributable to noncontrolling interests	(34)	—	(34)	—%	—%

Net income (loss) attributable to Polymer Group, Inc	$(24,933)	$(26,038)	$1,105	(2.1)%	(2.3)%

Net Sales

Net sales for the fiscal year ended December 28, 2013 were $1,214.9 million, a $59.7 million increase compared with the fiscal year ended December 29, 2012. A reconciliation presenting the components of the period change by each of our operating segments is as follows:

In millions	North America	South America	Europe	Asia	Total
Beginning of period	$542.8	$161.5	$294.1	$156.8	$1,155.2
Changes due to:
Volume	23.8	(5.2)	11.8	19.7	50.1
Price/product mix	5.9	(2.5)	2.6	(5.2)	0.8
Currency translation	(0.4)	—	7.9	1.3	8.8

Sub-total	29.3	(7.7)	22.3	15.8	59.7

End of period	$572.1	$153.8	$316.4	$172.6	$1,214.9

For the fiscal year ended December 28, 2013, volumes increased $50.1 million compared with the fiscal year ended December 29, 2012. The primary driver of the increase related to the contribution of Fiberweb results since the Acquisition Date, which represented an incremental $51.9 million for the period. These amounts were partially offset by volume reductions in North America and Europe, which had a combined net impact of $16.3 million. European results reflected the stabilization of underlying demand in our industrial, consumer disposables and healthcare markets. However, they were more than offset by reductions in the hygiene market. Volumes were lower in North America, primarily driven by the exit of certain low-margin business in the healthcare market during 2012 as well as lower consumer disposable volume. In addition, the volume reduction of $5.2 million in South America was primarily attributable to lower demand in the hygiene market. Incremental volume growth of $19.7 million in Asia was driven by higher volumes sold in the hygiene and healthcare markets, both of which were supported by our recent capacity expansions.

For the fiscal year ended December 28, 2013, net selling prices increased $0.8 million compared with the fiscal year ended December 29, 2012. The pricing increase was primarily driven by increases in the North American and European industrial and consumer disposable markets. The pricing increases, which resulted from our passing through higher raw material costs associated with index-based selling agreements and market-based pricing trends, provided an incremental $8.5 million to net sales. However, these amounts were partially offset by product mix movements in Asia, a result of a larger proportion of current year sales in the hygiene market compared with more prior year sales in the healthcare market, which have higher average selling prices. In addition, product mix movements in South America impacted results as we shifted products between sites and end market uses. Combined, these factors impacted net sales by $7.7 million.

Gross Profit

Gross profit for the fiscal year ended December 28, 2013 was $196.1 million, a $1.2 million decrease compared with the fiscal year ended December 29, 2012. The decrease in gross profit was primarily driven by higher overall cost for the raw materials of resin and fibers, especially polypropylene resin. The increase, which impacted gross profit by $40.6 million, included $24.3 million related to the inclusion of Fiberweb results since the Acquisition Date. In addition, our overhead component increased $24.8 million, of which $20.4 million related to Fiberweb and included $7.3 million associated with the non-recurring amortization of the inventory step-up established as a result of the Acquisition. The $4.4 million increase in remaining costs were primarily associated with volume-related inefficiencies in the North America and South America as well as increased depreciation in Asia. However, the decrease in gross profit was partially offset by the improvement in our labor component of cost of goods sold which reflects the positive benefits of our cost reduction initiatives implemented during 2012. The $4.4 million improvement was impacted by the inclusion of Fiberweb results since the Acquisition Date which added an incremental $3.7 million of labor costs during the period. As a result, gross profit as a percentage of net sales for the fiscal year ended December 28, 2013 decreased to 16.1% from 17.1% for the fiscal year ended December 29, 2012.

Operating Income (Loss)

Operating income for the fiscal year ended December 28, 2013 was $7.2 million, a $30.0 million decrease compared with the fiscal year ended December 29, 2012. A reconciliation presenting the components of the period change by each of our operating divisions is as follows:

In millions	North America	South America	Europe	Asia	Sub-total	Corporate/ Other	Total
Beginning of period	$50.0	$18.1	$11.1	$18.1	$97.3	$(60.1)	$37.2
Changes due to:
Volume	2.1	(1.7)	(3.9)	7.8	4.3	—	4.3
Price/product mix	6.0	(2.5)	2.6	(5.2)	0.9	—	0.9
Raw material cost	(6.8)	(4.8)	(0.2)	(1.1)	(12.9)	—	(12.9)
Manufacturing costs	3.9	(2.4)	(0.4)	4.8	5.9	—	5.9
Currency translation	(0.8)	1.0	1.5	(0.4)	1.3	—	1.3
Depreciation and amortization	2.5	0.7	(1.1)	(6.2)	(4.1)	—	(4.1)
Purchase accounting	(5.0)	—	(2.7)	—	(7.7)	—	(7.7)
Special charges	—	—	—	—	—	(13.6)	(13.6)
All other	(0.4)	(0.7)	1.6	—	0.5	(4.6)	(4.1)

Sub-total	1.5	(10.4)	(2.6)	(0.3)	(11.8)	(18.2)	(30.0)

End of period	$51.5	$7.7	$8.5	$17.8	$85.5	$(78.3)	$7.2

The amounts for acquisition and integration expenses as well as special charges have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended December 28, 2013 were $153.2 million, a $12.4 million increase compared with the fiscal year ended December 29, 2012. As a result, selling, general and administrative expenses as a percentage of net sales increased to 12.6% for the fiscal year ended December 28, 2013 from 12.2% for the fiscal year ended December 29, 2012. The increase was primarily related to the inclusion of Fiberweb results since the Acquisition Date, which added an incremental $8.5 million for the period. In addition, costs related to the announced retirement of our previous Chief Executive Officer and simultaneous appointment of our new Chief Executive Officer totaled $6.5 million, which included $2.0 million of non-cash stock compensation expense. Combined, these expenses had a 1.3 point impact on selling, general and administrative expenses as a percentage of net sales. Other factors that contributed to the increase include shipping and handling costs as activity between regions increased with the ramp up of certain new products, higher depreciation and amortization on new capital investments as well as increase in third-party fees and expenses. However, these amounts were more than offset by lower short-term incentive compensation as well as the impacts of our cost reduction initiatives implemented during the year which reduced employee-related expenses.

Special Charges, net

As part of our business strategy, we incur costs related to corporate-level decisions or Board of Director actions. These actions are primarily associated with initiatives attributable to restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable. In addition, we evaluate our long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable.

Special charges for the fiscal year ended December 28, 2013 were $33.2 million and consisted of the following components:

•	$18.3 million related to professional fees and other transaction costs associated with our acquisition of Fiberweb

•	$8.4 million related to separation and severance expenses associated with our plant realignment cost initiatives

•	$2.3 million related to cost associated with our internal redesign and restructuring of global operations initiatives

•	$2.3 million non-cash impairment charge related to the fair value adjustment of property and equipment at our manufacturing facility in Buenos Aires, Argentina

•	$1.9 million related to other corporate initiatives

Special charges for the fiscal year ended December 29, 2012 were $19.6 million and consisted of the following components:

•	$12.4 million related to cost associated with our internal redesign and restructuring of global operations initiatives

•	$4.1 million related to separation and severance expenses associated with our plant realignment cost initiatives

•	$0.9 million related to separation and severance expenses associated with our IS support initiative

•	$0.5 million related to professional fees and other transaction costs associated with the Merger

•	$1.7 million related to other corporate initiatives

The amounts included in Special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Other Operating, net

Other operating expense for the fiscal year ended December 28, 2013 was $2.5 million. Amounts associated with foreign currency losses on operating assets and liabilities totaled $2.8 million. These losses were partially offset by $0.3 million of other operating income. For the fiscal year ended December 29, 2012, other operating income totaled $0.3 million, of which $0.2 million was associated with foreign currency gains and $0.1 million related to other operating income.

Other Income (Expense)

Interest expense for the fiscal year ended December 28, 2013 and the fiscal year ended December 29, 2012 was $56.0 million and $50.4 million, respectively. The increase primarily relates to interest expense and amortization of debt issuance costs associated with the Secured Bridge Facility and the Unsecured Bridge Facility, which were used to fund the acquisition of Fiberweb. Interest expense on the Senior Secured Credit Agreement, which was used to partially repay both bridge facilities, also contributed to the increase. Combined, we realized an additional $4.4 million associated with changes to our debt structure as a result of the Fiberweb transaction.

In association with the acquisition of Fiberweb, we refinanced the Bridge Facilities with a Senior Secured Credit Agreement during the fourth quarter of 2014. As a result, we recognized a loss on the extinguishment of debt of $3.3 million during the period. This amount represented debt issuance costs that were previously capitalized and required to be written off upon the refinancing and included within Debt modification and extinguishment costs.

Foreign currency and other was an expense of $8.9 million for the fiscal year ended December 28, 2013. Items impacting the results include $6.7 million associated with foreign currency losses on non-operating assets and liabilities as well as $1.7 million of other non-operating expenses, primarily associated with factoring fees. In addition, we incurred $0.5 million related to the release of a tax indemnification asset that was established in the opening balance sheet in connection with the Merger.

For the fiscal year ended December 29, 2012, foreign currency and other was an expense of $5.1 million. Items impacting the results include $3.4 million associated with foreign currency losses on non-operating assets and liabilities as well as $1.0 million of other non-operating expenses, primarily associated with factoring fees. In addition, we incurred $0.7 million related to the release of a tax indemnification asset that was established in the opening balance sheet in connection with the Merger.

Income Tax (Provision) Benefit

During the fiscal year ended December 28, 2013, we recognized an income tax benefit of $36.0 million on consolidated pre-tax book loss from continuing operations of $61.0 million. During the fiscal year ended December 29, 2012, we recognized income tax expense of $7.7 million on consolidated pre-tax book loss from continuing operations of $18.4 million. Our income tax expense in 2013 and 2012 is different than such expense determined at the U.S. federal statutory rate due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, changes in the amounts recorded for Personal Holding Company (“PHC”) tax uncertainties, foreign taxes calculated at statutory rates different than the U.S. federal statutory rate, and the application of intraperiod tax allocation rules.

Earnings Attributable to Noncontrolling Interests

Earnings attributable to noncontrolling interests for the fiscal year ended December 28, 2013 was $0.1 million. Noncontrolling interests represent the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. In association with the acquisition of Fiberweb, the Company assumed control of Terram Geosynthetics Private Limited, a joint venture located in Gujarat, India in which we maintain a 65% controlling interest. As a result, we incurred $0.1 million related to the noncontrolling interest.

Comparison of Successor Eleven Months Ended December 29, 2012 and Successor Eleven Months Ended December 31, 2011

The following table sets forth the period change for each category of the Statement of Operations for the eleven months ended December 29, 2012 for the Successor as compared to the eleven months ended December 31, 2011 for the Successor, as well as each category as a percentage of net sales:

	Successor	Successor		Percentage of Net Sales for the Respective Period End
In thousands	Eleven Months Ended December 29, 2012	Eleven Months Ended December 31, 2011	Period Change Favorable (Unfavorable)	December 29, 2012	December 31, 2011
Net sales	$1,069,218	$1,102,929	$(33,711)	100.0%	100.0%
Cost of goods sold:
Raw materials	(579,644)	(641,803)	62,159	54.2%	58.2%
Labor	(70,402)	(68,508)	(1,894)	6.6%	6.2%
Overhead	(238,294)	(222,212)	(16,082)	22.3%	20.1%

Gross profit	180,878	170,406	10,472	16.9%	15.5%
Selling, general and administrative expenses	(130,338)	(134,483)	4,145	12.2%	12.2%
Special charges, net	(18,982)	(41,345)	22,363	1.8%	3.7%
Other operating, net	(338)	(2,634)	2,296	—%	0.2%

Operating income (loss)	31,220	(8,056)	39,276	2.9%	(0.7)%
Other income (expense):
Interest expense	(46,376)	(46,409)	33	4.3%	4.2%
Foreign currency and other, net	(4,877)	(18,636)	13,759	0.5%	1.7%

Income (loss) before income taxes	(20,033)	(73,101)	53,068	(1.9)%	(6.6)%
Income tax (provision) benefit	(6,420)	3,272	(9,692)	0.6%	(0.3)%

Income (loss) from continuing operations	(26,453)	(69,829)	43,376	(2.5)%	(6.3)%
Discontinued operations, net	—	(6,283)	6,283	—%	(0.6)%

Net income (loss)	(26,453)	(76,112)	49,659	(2.5)%	(6.9)%
Less: Earnings attributable to noncontrolling interests	—	59	(59)	—%	—%

Net income (loss) attributable to Polymer Group, Inc	$(26,453)	$(76,171)	$49,718	(2.5)%	(6.9)%

Net Sales

Net sales for the eleven months ended December 29, 2012 were $1,069.2 million, a $33.7 million decrease compared with the eleven months ended December 31, 2011. A reconciliation presenting the components of the period change by each of our operating divisions is as follows:

In millions	North America	South America	Europe	Asia	Total
Beginning of period	$523.8	$145.6	$297.9	$135.6	$1,102.9
Changes due to:
Volume	17.4	20.0	3.0	16.0	56.4
Price/product mix	(36.0)	(9.0)	(6.2)	(5.1)	(56.3)
Currency translation	(4.0)	(7.3)	(23.4)	0.9	(33.8)

Sub-total	(22.6)	3.7	(26.6)	11.8	(33.7)

End of period	$501.2	$149.3	$271.3	$147.4	$1,069.2

For the eleven months ended December 29, 2012, net selling prices decreased $56.3 million compared with the eleven months ended December 31, 2011. The pricing decrease, which included $36.0 million in North America and $9.0 million in South America, resulted from our passing through lower raw material costs associated with index-based selling agreements and market-based pricing trends. Competitive pricing in Europe impacted net sales by $6.2 million, while a competitive environment and spot market sales impacted Asia by $5.1 million. In addition, unfavorable foreign currency impacts of $33.8 million resulted in lower translation of sales generated in foreign jurisdictions, particularly in Europe and South America.

For the eleven months ended December 29, 2012, volumes increased by $56.4 million compared with the eleven months ended December 31, 2011. The increase was primarily driven by improved volumes in South America as our plant in Colombia returns to normal operations after the disruption during the prior year due to a severe flood in late 2010. Incremental volume in the North America, primarily in the healthcare and wipes markets, contributed $17.4 million as demand increased with the overall markets. Additional growth of $16.0 million in Asia was primarily driven by higher volumes sold in the hygiene markets as well as healthcare product sales from the new spunmelt line installed in 2011. Higher volumes in Europe were due to the stabilization of underlying demand in our industrial markets as well as additional volume for consumer disposables, particularly wipes.

Gross Profit

Gross profit for the eleven months ended December 29, 2012 was $180.9 million, an $10.5 million increase compared with the eleven months ended December 31, 2011. As a result, gross profit as a percentage of sales increased from 15.5% to 16.9%. However, the eleven months ended December 31, 2011 includes $12.5 million related to the non-recurring amortization of the inventory step-up established as a result of the Merger. The charge had a 1.1 point impact on gross profit as a percentage of net sales in the period. In addition, during the eleven months ended December 31, 2011, we incurred higher relative manufacturing costs associated with the disruption of operations at our plant in Colombia due to a severe flood.

The year-over-year increase in gross margin was primarily driven by the lower cost for the raw materials of resin and fibers, especially polypropylene resin. As a percentage of net sales, the raw material component of cost of goods sold decreased from 58.2% to 54.2%. However, the increase in gross profit was partially offset by our labor and overhead components of cost of goods sold which reflects higher manufacturing costs primarily associated with volume-related manufacturing inefficiencies. As a percentage of net sales, labor increased from 6.2% to 6.6% and overhead increased from 20.1% to 22.3%. Also, the additional full year impacts of both the incremental depreciation on our new spunmelt manufacturing lines in the U.S. and China as well as the incremental lease expense related to the new U.S. line impacted our results. These amounts were partially offset by the positive benefits of our plant consolidation activity in the U.S.

Operating Income

Operating income for the eleven months ended December 29, 2012 was $31.2 million, a $39.3 million increase compared with the eleven months ended December 31, 2011. A reconciliation presenting the components of the period change by each of our operating divisions is as follows:

In millions	North America	South America	Europe	Asia	Sub-total	Corporate/ Other	Total
Beginning of period	$35.0	$8.4	$8.4	$19.8	$71.6	$(79.7)	$(8.1)
Changes due to:
Volume	4.1	6.2	0.2	5.1	15.6	—	15.6
Price/product mix	(35.9)	(9.1)	(6.0)	(5.1)	(56.1)	—	(56.1)
Raw material cost	37.0	11.6	5.1	2.7	56.4	0.1	56.5
Manufacturing costs	(2.9)	1.1	(0.9)	(3.3)	(6.0)	0.1	(5.9)
Currency translation	—	(1.2)	(0.7)	(0.1)	(2.0)	2.0	—
Depreciation and amortization	(0.8)	(0.8)	(0.5)	(2.7)	(4.8)	—	(4.8)
Purchase accounting	5.2	0.1	5.0	1.4	11.7	—	11.7
Special charges	—	—	—	—	—	22.4	22.4
All other	3.5	0.4	(0.5)	(1.0)	2.4	(2.5)	(0.1)

Sub-total	10.2	8.3	1.7	(3.0)	17.2	22.1	39.3

End of period	$45.2	$16.7	$10.1	$16.8	$88.8	$(57.6)	$31.2

The amounts for acquisition and integration expenses as well as special charges have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the eleven months ended December 29, 2012 were $130.3 million, a $4.1 million decrease compared with the eleven months ended December 31, 2011. The decrease in selling, general and administrative expenses was primarily related to cost reduction initiatives implemented during the year which reduced employee-related expenses such as salaries, benefits, relocation, travel and entertainment by $2.7 million. Other drivers of the decrease included lower sales related taxes of $1.3 million and favorable changes in foreign currency rates of $3.9 million. These amounts were partially offset by an $0.9 million increase in volume-related expenses such as shipping and handling costs, higher short-term incentive compensation of $0.8 million as well as incremental selling and marketing costs. As a result, selling, general and administrative expenses as a percentage of net sales remained at 12.2% for each respective period.

Special Charges, net

As part of our business strategy, we incur costs related to corporate-level decisions or Board of Director actions. These actions are primarily associated with initiatives attributable to restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable. In addition, we evaluate our long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable.

Special charges for the eleven months ended December 29, 2012 were $19.0 million and consisted of the following components:

•	$12.4 million related to cost associated with our internal redesign and restructuring of global operations initiatives

•	$3.8 million related to separation and severance expenses associated with our plant realignment cost initiatives

•	$0.9 million related to separation and severance expenses associated with our IS support initiative

•	$0.3 million related to professional fees and other transaction costs associated with the Merger

•	$1.6 million related to other corporate initiatives

Special charges for the eleven months ended December 31, 2011 were $41.3 million and consisted of the following components:

•	$27.9 million related to professional fees and other transaction costs associated with the Merger

•	$7.6 million non-cash impairment charge related to goodwill associated with four reporting units

•	$1.6 million non-cash impairment charge related to the fair value adjustment of a former manufacturing facility in North Little Rock, Arkansas

•	$1.5 million related to plant realignment costs

•	$1.0 million related to costs incurred to re-establish manufacturing operations at our Cali, Colombia facility after a severe flood that occurred in December 2010

•	$1.7 million related to other corporate initiatives

The amounts included in Special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Other Operating, net

Other operating expense for the eleven months ended December 29, 2012 was $0.3 million, all of which were associated with foreign currency losses. For the eleven months ended December 31, 2011, other operating expense was $2.6 million. Amounts associated with foreign currency losses totaled $3.3 million and income related to a customer licensing agreement with a third-party manufacturer was $0.7 million.

Other Income (Expense)

Interest expense for the eleven months ended December 29, 2012 and the eleven months ended December 31, 2011 was $46.4 million, primarily related to our Senior Secured Notes issued in connection with the Merger. The notes bear interest at 7.75% and pay interest semi-annually each February 1 and August 1. Average outstanding debt levels and weighted-average interest rates have been consistent over each of the respective periods.

Foreign currency and other, net for the eleven months ended December 29, 2012 was an expense of $4.9 million, a $13.8 million decrease compared with the eleven months ended December 31, 2011. The decrease was primarily driven by the write-off of a $16.6 million tax indemnification asset that was established in the opening balance sheet in connection with the Merger. The amount was established to offset a $16.2 million unrecognized tax benefit that was resolved during 2011.

Income Tax (Provision) Benefit

During the eleven months ended December 29, 2012, we recognized income tax expense of $6.4 million on consolidated pre-tax book loss from continuing operations of $20.0 million. Our income tax expense in 2012 and 2011 is different than such expense determined at the U.S. federal statutory rate due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, changes in the amounts recorded for Personal Holding Company (“PHC”) tax uncertainties, foreign taxes calculated at statutory rates different than the U.S. federal statutory rate, and the application of intraperiod tax allocation rules.

During the eleven months ended December 31, 2011, we recognized an income tax benefit of $3.3 million on consolidated pre-tax book losses from continuing operations of $73.1 million. We determined the Company may be subject to PHC tax for past periods and therefore, established an unrecognized tax benefit in 2010. During the eleven months ended December 31, 2011, the Internal Revenue Service issued a favorable ruling determining the Company was not a PHC and $16.6 million was released, which represented the full amount of the unrecognized tax benefit associated with the PHC matter, including interest and penalties.

Discontinued Operations, net

Discontinued operations for the eleven months ended December 31, 2011 was a loss $6.3 million. In April 2011, we entered into an agreement to sell certain assets and the working capital of Difco for cash proceeds of $10.9 million. As a result, we accounted for Difco as a discontinued operation for all periods presented. The sale was completed on May 10, 2011 and resulted in a pre-tax loss of $0.7 million.

Earnings Attributable to Noncontrolling Interests

Earnings attributable to noncontrolling interests for the eleven months ended December 31, 2011 was $0.1 million. Noncontrolling interests represent the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. During 2010, these interests included a 20% noncontrolling interest in our Chinese subsidiary, Nanhai Nanxin. We completed our acquisition of the remaining interest in the first quarter of 2011, and as a result, no longer incur charges or income associated with noncontrolling interests.

Comparison of Successor One Month Ended January 28, 2012 and Predecessor One Month Ended January 28, 2011

The following table sets forth the period change for each category of the Statement of Operations for the one month ended January 28, 2012 for the Successor as compared to the one month ended January 28, 2011 for the Predecessor, as well as each category as a percentage of net sales:

	Successor	Predecessor		Percentage of Net Sales for the Respective Period End
In thousands	One Month Ended January 28, 2012	One Month Ended January 28, 2011	Period Change Favorable (Unfavorable)	January 28, 2012	January 28, 2011
Net sales	$85,945	$84,606	$1,339	100.0%	100.0%
Cost of goods sold
Raw materials	(45,151)	(45,417)	266	52.5%	53.7%
Labor	(5,730)	(5,584)	(146)	6.7%	6.6%
Overhead	(18,696)	(17,530)	(1,166)	21.8%	20.7%

Gross profit	16,368	16,075	293	19.0%	19.0%
Selling, general and administrative expenses	(10,438)	(11,564)	1,126	12.1%	13.7%
Special charges, net	(610)	(20,824)	20,214	0.7%	24.6%
Other operating, net	625	564	61	(0.7)%	(0.7)%

Operating income (loss)	5,945	(15,749)	21,694	6.9%	(18.6)%
Other income (expense):
Interest expense	(4,038)	(1,922)	(2,116)	4.7%	2.3%
Foreign currency and other, net	(257)	(82)	(175)	0.3%	0.1%

Income (loss) before income taxes	1,650	(17,753)	19,403	1.9%	(21.0)%
Income tax (provision) benefit	(1,235)	(549)	(686)	1.4%	0.6%

Income (loss) from continuing operations	415	(18,302)	18,717	0.5%	(21.6)%
Discontinued operations, net	—	182	(182)	—%	0.2%

Net income (loss)	415	(18,120)	18,535	0.5%	(21.4)%
Less: Earnings attributable to noncontrolling interests	—	83	(83)	—%	(0.1)%

Net income (loss) attributable to Polymer Group, Inc	$415	$(18,203)	$18,618	0.5%	(21.5)%

Net Sales

Net sales for the one month ended January 28, 2012 were $85.9 million, a $1.3 million increase compared with the one month ended January 28, 2011. A reconciliation presenting the components of the period change by each of our operating segments is as follows:

In millions	North America	South America	Europe	Asia	Total
Beginning of period	$43.5	$7.4	$24.3	$9.4	$84.6
Changes due to:
Volume	(2.7)	6.4	0.2	—	3.9
Price/product mix	0.8	(0.7)	(0.9)	(0.1)	(0.9)
Currency translation	(0.6)	(0.4)	(0.8)	0.1	(1.7)

Sub-total	(2.5)	5.3	(1.5)	—	1.3

End of period	$41.0	$12.7	$22.8	$9.4	$85.9

For the one month ended January 28, 2012, volumes increased by $3.9 million compared with the one month ended January 28, 2011. The increase was primarily driven by improved volumes in South America as our plant in Colombia returns to normal operations after the disruption during the prior year due to a severe flood in late 2010. Higher volumes in Europe were due to the stabilization of underlying demand in our industrial markets as well as additional volume for consumer disposables, particularly wipes. North America was impacted by lower volumes as demand for hygiene and industrial products declined with the overall markets, although they were partially offset by higher demand in the wipes and healthcare markets. Volume in Asia remained consistent with the prior period.

For the one month ended January 28, 2012, net selling prices decreased $0.9 million compared with the one month ended January 28, 2011. The decrease was primary driven by a competitive pricing environment in Europe, which impacted net sales by $0.9 million. In addition, we experienced lower pricing in South America of $0.7 million. The pricing decrease, which resulted from our passing through lower raw material costs associated with index-based selling agreements and market-based pricing trends, was more than offset by improved pricing in North America. A competitive environment and spot market sales impacted Asia by $0.1 million. In addition, unfavorable foreign currency impacts of $1.7 million resulted in lower translation of sales generated in all foreign jurisdictions except Asia.

Gross Profit

Gross profit for the one month ended January 28, 2012 was $16.4 million, a $0.3 million increase compared with the one month ended January 28, 2011. The increase in gross profit was primarily driven by the lower cost for the raw materials of resin and fibers, especially polypropylene resin. As a percentage of net sales, the raw material component of our cost of goods sold decreased from 53.7% to 52.5%. However, the increase in gross profit was partially offset by an increase in both our labor and overhead components of cost of goods sold. As a percentage of net sales, labor increased from 6.6% to 6.7% and overhead increased from 20.7% to 21.8%. The primary drivers of the increase included the additional lease expense related to our new U.S. spunmelt manufacturing line, the incremental depreciation on fixed assets revalued as a result of the Merger as well as the incremental depreciation on our new spunmelt manufacturing lines in the U.S. and China. As a result, gross profit as a percentage of net sales remained at 19.0% for each respective period.

Operating Income

Operating income for the one month ended January 28, 2012 was $5.9 million, a $21.6 million increase compared with the one month ended January 28, 2011. A reconciliation presenting the components of the period change by each of our operating divisions is as follows:

In millions	North America	South America	Europe	Asia	Sub-total	Corporate/ Other	Total
Beginning of period	$4.9	$0.3	$1.8	$1.7	$8.7	$(24.4)	$(15.7)
Changes due to:
Volume	(1.3)	2.1	(0.1)	(0.3)	0.4	—	0.4
Price/product mix	0.8	(0.6)	(0.8)	—	(0.6)	—	(0.6)
Raw material cost	1.0	2.5	0.2	0.1	3.8	—	3.8
Manufacturing costs	(0.3)	(2.5)	0.3	0.3	(2.2)	—	(2.2)
Currency translation	(0.2)	(0.5)	(0.2)	(0.1)	(1.0)	0.8	(0.2)
Depreciation and amortization	(0.4)	0.1	(0.3)	(0.5)	(1.1)	(0.1)	(1.2)
Special charges	—	—	—	—	—	20.2	20.2
All other	0.4	(0.1)	0.1	0.1	0.5	0.9	1.4

Sub-total	—	1.0	(0.8)	(0.4)	(0.2)	21.8	21.6

End of period	$4.9	$1.3	$1.0	$1.3	$8.5	$(2.6)	$5.9

The amounts for acquisition and integration expenses as well as special charges have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the one month ended January 28, 2012 were $10.4 million, a $1.1 million decrease compared to the one month ended January 28, 2011. The decrease was primarily related to lower stock-based compensation expense of $1.0 million. In addition, we experienced a $0.3 million decrease in volume related expenses such as shipping and handling costs, selling and marketing costs as well as sales related taxes. Also, lower general spending of $0.2 million during the one month ended January 28, 2012 contributed to the decrease. However, the decrease in selling, general and administrative expenses was partially offset by a $0.4 million increase related to the amortization of intangible assets established as a result of the Merger. As a result, selling, general and administrative expenses as a percentage of net sales decreased from 13.7% for the one month ended January 28, 2011 to 12.1% for the one month ended January 28, 2012.

Special Charges, net

As part of our business strategy, we incur costs related to corporate-level decisions or Board of Director actions. These actions are primarily associated with initiatives attributable to restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable. In addition, we evaluate our long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable.

Special charges for the one month ended January 28, 2012 were $0.6 million and consisted of the following components:

•	$0.4 million related to separation and severance expenses associated with our plant realignment cost initiatives

•	$0.2 million related to professional fees and other transaction costs associated with the Merger

Special charges for the one month ended January 28, 2011 were $20.8 million and consisted of the following components:

•	$12.7 million related to the accelerated vesting of share-based awards associated with the Merger

•	$6.2 million related to professional fees and other transaction costs associated with the Merger

•	$1.7 million related to costs incurred to re-establish manufacturing operations at our Cali, Colombia facility after a severe flood that occurred in December 2010

•	$0.2 million related to restructuring and plant realignment costs

The amounts included in Special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Other Operating, net

Other operating income for the one months ended January 28, 2012 was $0.6 million, all of which was associated with foreign currency gains. Other operating income for the one month ended January 28, 2011 was $0.6 million. Amounts associated with foreign currency gains totaled $0.5 million and income related to a customer licensing agreement with a third-party manufacturer was $0.1 million.

Other Income (Expense)

Interest expense for the one month ended January 28, 2012 was $4.0 million, a $2.1 million increase compared with the one month ended January 28, 2011. The increase in interest expense is primarily related to higher debt levels due to our Senior Secured Notes issued in connection with the Merger. These notes bear interest at 7.75% compared with our Predecessor borrowings which were subject to a LIBOR floor of 2.5% with an effective rate of 7.0%. In addition, the one month ended January 28, 2011 was impacted by an interest rate swap used to mitigate interest rate exposure on a portion of our Predecessor debt. Foreign currency and other, net for the one month ended January 28, 2012 was an expense of $0.3 million, a increase of $0.2 million compared with the one month ended January 28, 2011.

Income Tax (Provision) Benefit

During the one month ended January 28, 2012, we recognized an income tax expense of $1.2 million on consolidated pre-tax book income from continuing operations of $1.7 million. During the one month ended January 28, 2011, we recognized income tax expense of $0.5 million on consolidated pre-tax book loss from continuing operations of $17.8 million. Our income tax expense in 2012 and 2011 is different than such expense determined at the U.S. federal statutory rate due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign taxes calculated at statutory rates different than the U.S. federal statutory rate, U.S. state taxes as well as miscellaneous items (none of which are material individually).

Discontinued Operations, net

Income associated with discontinued operations for the one month ended January 28, 2011 was $0.2 million. In April 2011, we entered into an agreement to sell certain assets and the working capital of Difco for cash proceeds of $10.9 million. As a result, we accounted for Difco as a discontinued operation for all periods presented. The divestiture was competed in the second quarter of 2011.

Earnings Attributable to Noncontrolling Interests

Earnings attributable to noncontrolling interests for the one month ended January 28, 2011 were $0.1 million. Noncontrolling interests represent the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. During 2010, these interests included a 20% noncontrolling interest in our Chinese subsidiary, Nanhai Nanxin. We completed our acquisition of the remaining interest in the first quarter of 2011, and as a result, no longer incur charges or income associated with noncontrolling interests.

Liquidity and Capital Resources

The following table contains several key indicators to measure our financial condition and liquidity:

In millions	December 28, 2013	December 29, 2012
Balance Sheet Data:
Cash and cash equivalents	$86.1	$97.9
Operating working capital (1)	43.2	29.6
Total assets	1,464.5	1,022.1
Total debt	896.7	599.7
Total Polymer Group Inc. shareholders’ equity	158.9	139.2

(1)	Operating working capital represents accounts receivable plus inventory less accounts payable and accrued liabilities

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. In doing so, we review and analyze our current cash on hand, the number of days our sales are outstanding, inventory turns, capital expenditure commitments and income tax rates. Our cash requirements primarily consist of the following:

•	Debt service requirements

•	Funding of working capital

•	Funding of capital expenditures

Our primary sources of liquidity include cash balances on hand, cash flows from operations, cash inflows from the sale of certain accounts receivables through our factoring arrangements, borrowing availability under our existing credit facilities and our ABL facility. We expect our cash on hand and cash flow from operations (which may fluctuate due to short-term operational requirements), combined with the current borrowing availability under our existing credit facilities and our ABL Facility, to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending during the next twelve month period and our ongoing operations, projected working capital requirements and capital spending during the foreseeable future.

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 4, 2010, we were acquired by affiliates of Blackstone along with certain members of the Company’s management for an aggregate purchase price of $403.5 million. As a result, we are significantly leveraged. Accordingly, our liquidity requirements are significant, primarily due to our debt service requirements. Cash interest payments for the fiscal year ended December 28, 2013 were $49.7 million. We had $86.1 million of cash and cash equivalents on hand and an additional $37.5 million of availability under our ABL Facility as of December 28, 2013, none of which were outstanding at the balance sheet date. The availability under our ABL Facility is determined in accordance with a borrowing base which can decline due to various factors.

We currently have multiple intercompany loan agreements, and in certain circumstances, management services agreements in place that allow us to repatriate foreign subsidiary cash balances to the U.S. without being subject to significant amounts of either foreign jurisdiction withholding taxes or adverse U.S. taxation. In addition, our U.S. legal entities have royalty arrangements, associated with our foreign subsidiaries’ use of U.S. legal entities intellectual property rights that allow us to repatriate foreign subsidiary cash balances, subject to foreign jurisdiction withholding tax requirements. Should we decide to permanently repatriate foreign jurisdiction earnings by means of a dividend, the repatriated cash would be subject to foreign jurisdiction withholding tax requirements. We believe that any such dividend activity and the related tax effect would not be material.

At December 28, 2013, we had $86.1 million of cash and cash equivalents on hand, of which $72.8 million was held by subsidiaries outside of the U.S., the majority of which was available for repatriation through various intercompany arrangements. In addition, our U.S. legal entities in the past have also borrowed cash, on a temporary basis, from our foreign subsidiaries to meet U.S. obligations via short-term intercompany loans. Our U.S. legal entities may in the future borrow from our foreign subsidiaries.

Our liquidity and our ability to fund our capital requirements is dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control and many of which are described under “Item 1A - Risk Factors.” If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flow from operations or we may not be able to obtain future financings to meet our liquidity needs. We anticipate that to the extent additional liquidity is necessary to fund our operations, it would be funded through borrowings under our ABL Facility, incurring other indebtedness, additional equity financings or a combination of these potential sources of liquidity. We may not be able to obtain this additional liquidity on terms acceptable to us or at all.

Cash Flows

Due to the Merger and related change in control, a new entity was created for accounting purposes as of January 28, 2011. As a result, generally accepted accounting principles require us to present separately our operating results for the Successor and Predecessor periods.

The following table sets forth the major categories of cash flows:

	Successor			Predecessor
In millions	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Cash Flow Data:
Net cash provided by (used in) operating activities	$16.9	$75.5	$24.1	$(25.3)
Net cash provided by (used in) investing activities	(337.8)	(50.2)	(468.0)	(8.3)
Net cash provided by (used in) financing activities	308.2	(0.1)	445.2	31.4

Total	$(12.7)	$25.2	$1.3	$(2.2)

Operating Activities

Net cash provided by operating activities for the fiscal year ended December 28, 2013 was $16.9 million, of which working capital requirements provided $19.9 million. The primary driver of the inflow related to a $22.5 million increase in accounts payable and accruals. Trade accounts payable were impacted by the timing of supplier payments while accrued expenses were impacted by the timing of vendor payments, restructuring programs and employee-related expenses. As a result, accounts payable days increase to 80 days at December 28, 2013. In addition, inventory decreased $4.4 million as a result of the lower average purchase price of raw materials. Inventory on hand was 41 days at December 28, 2013. These amounts were partially offset by an increase in accounts receivable, which reduced net cash provided by operating activities by $12.4 million. The increase, which resulted from our passing through higher raw material costs associated with index-based selling agreements and market-based pricing trends, increased days sales outstanding to 45 days.

Net cash provided by operating activities for the fiscal year ended December 29, 2012 was $75.5 million, of which working capital requirements provided $33.2 million. The primary driver of the inflow related to decreases in both accounts receivable and inventory during the year. Accounts receivable decreased $9.4 million as a result of lower selling prices coupled with an increase of amounts sold through factoring agreements. The $9.3 million decrease in inventory was impacted by the lower overall purchase price of raw materials. At December 29, 2012, days sales outstanding was 44 days and inventory on hand was 38 days. Accounts payable and accruals increased $13.2 million. The increase was driven by the lower overall purchase price of raw materials partially offset by savings related to our internal redesign and restructure of our global operations. Accounts payable days was 79 days at December 29, 2012.

Net cash provided by operating activities for the eleven months ended December 31, 2011 was $24.1 million, of which $25.6 million was generated by changes in working capital. The primary driver of the inflow related to the release of restricted cash of $31.1 million, classified in Other current assets, associated with the Merger. Accounts receivable increased $12.6 million primarily a result of higher selling prices in the fourth quarter of 2011, however, inventory decreased by $10.7 million as a result of the lower overall purchase price of raw materials throughout the year. At December 31, 2011, days sales outstanding was 44 days and inventory on hand was 39 days. Accounts payable and accruals decreased $14.9 million, however, the decrease included $34.1 million for professional fees and other transaction costs related to the Merger that were paid during the period. Excluding the transaction payments, the increase in accounts payable and accruals primarily related to accrued interest on our Senior Secured Notes. Accounts payable days was 71 days at December 31, 2011.

Net cash used in operating activities for the one month ended January 28, 2011 was $25.3 million, of which working capital requirements used $27.1 million. The primary driver of the outflow related to the establishment of restricted cash of $31.1 million, classified in Other current assets, associated with the Merger. Accounts receivable increased $3.3 million primarily a result of higher selling prices as we pass through raw material cost to our customers. As well, inventory increased $3.0 million a result of higher overall purchase price of raw materials throughout the one month period. At January 28, 2011, days sales outstanding was 42 days and inventory on hand was 48 days. Accounts payable and accruals increased $17.2 million, primarily related to costs associated with the Merger, partially offset by related cash payments of $6.1 million. Accounts payable days was 79 days at January 28, 2011.

As sales volume and raw material costs vary, inventory and accounts receivable balances are expected to rise and fall accordingly, which in turn, result in changes in our levels of working capital and cash flows going forward. In addition, we review our business on an ongoing basis relative to current and expected market conditions, attempting to match our production capacity and cost structure to the demands of the markets in which we participate, and strive to continuously streamline our manufacturing operations consistent with world-class standards. Accordingly, in the future we may decide to undertake certain restructuring efforts to improve our competitive position. To the extent from time to time further decisions are made to restructure our business, such actions could result in cash restructuring charges and asset impairment charges, which could be material. Cash tax payments are significantly influenced by, among other things, actual operating results in each of our tax jurisdictions, changes in tax law, changes in our tax structure and any resolutions of uncertain tax positions.

Investing Activities

Net cash used in investing activities for the fiscal year ended December 28, 2013 was $337.8 million. The primary driver of the outflow related to the Acquisition, where we acquired Fiberweb for an aggregate purchase price of $287.8 million. Property, plant and equipment expenditures totaled $54.6 million, primarily associated with our manufacturing expansion project in China which was completed in May 2013. Other items included in our capital expenditures relates to machinery and equipment upgrades that extend the useful life and/or increased the functionality of the asset. In addition, we acquired $4.6 million of intangible assets, primarily related to the purchase of land-use rights in connection with the plan to relocate our Nanhai, China manufacturing facilities.

Net cash used in investing activities for the fiscal year ended December 29, 2012 was $50.2 million. The primary driver of the balance related to $51.6 million of property, plant and equipment expenditures associated with our manufacturing expansion project in China. In addition, other items included in our capital expenditures relates to machinery and equipment upgrades that extend the useful life and/or increased the functionality of the asset. These amounts were partially offset by $1.7 million of proceeds recognized in the first quarter of 2012 associated with the sale of a former manufacturing facility in North Little Rock, Arkansas.

Net cash used in investing activities for the eleven months ended December 31, 2011 was $468.0 million. The primary driver of the balance related to the Merger, where we were acquired for an aggregate purchase price valued at $403.5 million. In addition, we invested $68.4 million on property, plant and equipment purchases primarily associated with manufacturing expansion projects in both the U.S. and China. Other items included in our capital expenditures relates to annual maintenance on our machinery and equipment. Lastly, we spent $7.2 million to acquire the remaining interest in Nanhai, China.

Net cash used in investing activities for the one month ended January 28, 2011 was $8.3 million, primarily associated with capital expenditures associated with manufacturing expansion projects in both the U.S. and China. Other items included in our capital expenditures related to annual maintenance on our machinery and equipment.

Financing Activities

Net cash provided by financing activities for the fiscal year ended December 28, 2013 was $308.2 million. The primary driver of the inflow related to the proceeds received from a Senior Secured Credit Agreement and an additional equity investment from our owners (the “Equity Investment”) used to repay outstanding borrowings under our Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement used in connection with the Acquisition. Proceeds from other borrowings included $13.9 million related to a credit facility funding our manufacturing expansion project in China. In addition, proceeds of $3.5 million related to a new credit facility in Argentina used to fund the upgrade of one of our manufacturing lines. Other amounts were related to short-term facilities.

Net cash used in financing activities for the fiscal year ended December 29, 2012 was $0.1 million. Proceeds from borrowings totaled $16.7 million and primarily related to our credit facility in China funding our manufacturing expansion project in China. Other proceeds were related to short-term facilities. These amounts were more than offset by repayments of $17.6 million.

Net cash provided by financing activities for the eleven months ended December 31, 2011 was $445.1 million. The primary driver of the increase related to the Merger, where we issued Senior Secured Notes and received proceeds of $560.0 million as well as an equity contribution of $259.9 million from our owners and certain members of our management. Also in connection with the Merger, we repaid $374.0 million of our Predecessor’s outstanding debt obligations in addition to loan acquisition costs of $19.3 million. In addition, we received $18.5 million of proceeds from other borrowings.

Net cash provided for the one month ended January 28, 2011 was $31.4 million primarily associated with $31.5 million of cash proceeds attributable to borrowings in connection with the Merger.

Indebtedness

The following table summarizes our outstanding debt at December 28, 2013:

In thousands	Currency	Matures	Interest Rate	Outstanding Balance
Senior Secured Notes	USD	2019	7.75%	$560,000
ABL Facility	USD	2016	—	—
Term Loans	USD	2018	5.25%	293,545
Argentine credit facilities:
Argentina Credit Facility — Nacion	USD	2016	3.14%	8,341
Argentina Credit Facility — Galicia	ARS	2016	15.25%	3,082
China credit facilities:
China Credit Facility — Healthcare	USD	2013	n/a	—
China Credit Facility — Hygiene	USD	2015	5.46%	24,920
India Loans	INR	2017	14.70%	3,216
Capital lease obligations	Various	2014-2018	Various	1,092

Total long-term debt				894,196
Short-term borrowings	Various	2014	Various	2,472

Total debt				$896,668

Senior Secured Notes

In connection with the Merger, we issued $560.0 million of 7.75% Senior Secured Notes on January 28, 2011. The notes are due in 2019 and are fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by each of the Polymer Group’s wholly-owned domestic subsidiaries. Interest on the notes is paid semi-annually on February 1 and August 1 of each year.

The indenture governing the Senior Secured Notes, among other restrictions, limits our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v); incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer Group, Inc.; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets. However, subject to certain exceptions, the indenture permits us and our restricted subsidiaries to incur additional indebtedness, including senior indebtedness and secured indebtedness. The indenture also does not limit the amount of additional indebtedness that Parent or its parent entities may incur.

Under the indenture governing the Senior Secured Notes and under the credit agreement governing the senior secured asset-based revolving credit facility, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA as defined in the indenture.

ABL Facility

On October 5, 2012, we entered into a senior secured asset-based revolving credit facility (the “ABL Facility”) to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability. The ABL Facility provides borrowing capacity available for letters of credit and borrowings on a same-day basis and is comprised of (i) a revolving tranche of up to $42.5 million (“Tranche 1”) and (ii) a first-in, last out revolving tranche of up to $7.5 million (“Tranche 2”). Provided that no default or event of default was then existing or would arise therefrom, we had the option to request that the ABL Facility be increased by an amount not to exceed $20.0 million, subject to certain rights of the administrative agent, swing line lender and issuing banks with respect to the lenders providing commitments for such increase. The facility was set to expire on January 28, 2015.

On November 26, 2013, we entered into an amendment to the ABL Facility which increased the Tranche 1 revolving commitments by $30.0 million, extended the maturity date to October 5, 2016 as well as made certain other changes to the agreement. In addition, we maintained our option to request that the ABL Facility be increased subject to certain rights of the administrative agent, swing line lender and issuing banks with respect to the lenders providing commitments for such increase. However, the option was amended to be an amount not to exceed $75.0 million. The effectiveness of the amendment was subject to the satisfaction of certain specified closing conditions by no later than January 31, 2014, all of which were satisfied prior to the required deadline.

Based on current borrowing base availability, the borrowings under the ABL Facility will bear interest at a rate per annum equal to, at our option, either (A) Adjusted London Interbank Offered Rate (“LIBOR”) (adjusted for statutory reserve requirements) plus (i) 2.00% in the case of Tranche 1 or (ii) 4.00% in the case of Tranche 2; or (B) the higher of (a) the administrative agent’s Prime Rate and (b) the federal funds effective rate plus 0.5% (“ABR”) plus (x) 1.00% in the case of Tranche 1 or (y) 3.00% in the case of the Tranche 2. As of December 28, 2013, we had no outstanding borrowings under the ABL Facility. The borrowing base availability was $48.5 million based on initial advance rate formulas prior to the completion of the field exam. Outstanding letters of credit in the aggregate were $11.0 million, resulting in $37.5 million available for additional borrowings. The aforementioned letters of credit were primarily provided to certain administrative service providers and financial institutions. None of these letters of credit had been drawn on as of December 28, 2013. The field exam was completed in February 2014. As a result, proforma availability as of December 28, 2013 would have increased to $58.5 million.

The ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross acceleration to certain indebtedness, bankruptcy and insolvency defaults, certain events under ERISA, certain monetary judgment defaults, invalidity of guarantees or security interests, and change of control. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

Term Loans

On December 19, 2013, we entered into a Senior Secured Credit Agreement (the “Term Loans”) with a maturity date upon the earlier of (i) six years from the date of borrowing and (ii) the 91st day prior to the scheduled maturity of our 7.75% Senior Secured Notes. The Term Loans provides for a commitment by the lenders to make secured term loans in an aggregate amount not to exceed $295.0 million, the proceeds of which were used to partially repay amounts outstanding under the Secured Bridge Facility and the Unsecured Bridge Facility. In connection with the refinancing of the Secured Bridge Facility and the Unsecured Bridge Facility with the Term Loans, we recognized a loss on the extinguishment of debt of $3.3 million during the fourth quarter of 2013. This amount represented debt issuance costs that were previously capitalized and required to be written off upon the refinancing.

Borrowings bear interest at a fluctuating rate per annum equal to, at our option, (i) a base rate equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citicorp North America, Inc. as its “prime rate” and (c) the LIBOR rate for a one-month interest period plus 1.0% (provided that in no event shall such base rate with respect to the Term Loans be less than 2.0% per annum), in each case plus an applicable margin of 3.25% or (ii) a LIBOR rate for the applicable interest period (provided that in no event shall such LIBOR rate with respect to the Term Loans be less than 1.0% per annum) plus an applicable margin of 4.25%. The applicable margin for the Term Loans is subject to a 25 basis point step-down upon the achievement of certain a senior secured net leverage ratio. We are required to repay installments on the Term Loans in quarterly installments in aggregate amounts equal to 1.0% per annum of their funded total principal amount, with the remaining amount payable on the maturity date.

The agreement governing the Term Loans, among other restrictions, limit our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets. In addition, the Term Loans contain certain customary representations and warranties, affirmative covenants and events of default.

Secured Bridge Facility

On September 17, 2013, and subsequently amended on November 27, 2013, we entered into a Senior Secured Bridge Credit Agreement (the “Secured Bridge Facility”) with a final maturity date of February 1, 2019. The Secured Bridge Facility provided for a commitment by the lenders to make secured bridge loans in an aggregate amount not to exceed $268.0 million, the proceeds of which were used to partially fund the acquisition of Fiberweb. The Acquisition, which became effective on November 15, 2013, was funded on November 27, 2013.

Borrowings bear interest at a rate equal to the Eurodollar rate plus an applicable margin of 6.00% for the initial three-month period following the date of borrowing, increasing by 0.50% after each subsequent three-month period, subject to a specified maximum rate. Amounts outstanding were senior secured obligations of ours and unconditionally guaranteed, jointly and severally on a senior secured basis, by Holdings and Polymer’s 100% owned domestic subsidiaries. As a result of the Term Loans and the Equity Contribution, all outstanding borrowings under the Secured Bridge Facility were repaid and the facility was subsequently terminated.

Unsecured Bridge Facility

On November 27, 2013, we entered into a Senior Unsecured Bridge Credit Agreement (the “Unsecured Bridge Facility”) with a final maturity date of February 1, 2019. The Unsecured Bridge Facility provided for a commitment by the lenders to make secured bridge loans in an aggregate amount not to exceed $50.0 million, the proceeds of which were used to partially fund the acquisition of Fiberweb. The acquisition, which became effective on November 15, 2013, was funded on November 27, 2013.

Borrowings bear interest at a rate equal to the Eurodollar rate plus an applicable margin of 9.25% for the initial three-month period following the date of borrowing, increasing by 0.50% after each subsequent three-month period, subject to a specified maximum rate. Amounts outstanding were senior secured obligations of ours and unconditionally guaranteed, jointly and severally on a senior secured basis, by Holdings and Polymer’s 100% owned domestic subsidiaries. As a result of the Term Loans and the Equity Contribution, all outstanding borrowings under the Unsecured Bridge Facility were repaid and the facility was subsequently terminated.

Argentina Credit Facility — Nacion

In January 2007, our subsidiary in Argentina entered into an arrangement with banking institutions in Argentina in order to finance the installation of a new spunmelt line at its facility located near Buenos Aires, Argentina. The maximum borrowings available under the facility, excluding any interest added to principal, were 33.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $26.5 million with respect to a U.S. dollar-denominated loan. The loans are secured by pledges covering (i) the subsidiary’s existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary.

The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan and Buenos Aires Interbanking Offered Rate plus 475 basis points for the Argentine peso-denominated loan. Principal and interest payments began in July 2008 with the loans maturing as follows: annual amounts of $3.5 million beginning in 2011 and continuing through 2015, and the remaining $1.7 million in 2016.

In connection with the Merger, we repaid and terminated the Argentine peso-denominated loans. In addition, the U.S. dollar-denominated loan was adjusted to reflect its fair value as of the date of the Merger. As a result, we recorded a contra-liability in Long-term debt and will amortize the balance over the remaining life of the facility. At December 28, 2013, the face amount of the outstanding indebtedness under the U.S. dollar-denominated loan was $8.6 million, with a carrying amount of $8.3 million and a weighted average interest rate of 3.14%.

Argentina Credit Facility — Galicia

On September 27, 2013, our subsidiary in Argentina entered into an arrangement with a banking institution in Argentina in order to partially finance the upgrade of a manufacturing line at its facility located near Buenos Aires, Argentina. The maximum borrowings available under the facility, excluding any interest added to principal, is 20.0 million Argentine pesos (approximately $3.5 million). The three-year term of the agreement began with the date of the first draw down on the facility, which occurred in the third quarter of 2013, with payments required in twenty-five equal monthly installments beginning after one year. Borrowings will bear interest at 15.25%. As of December 28, 2013, the outstanding balance under the facility was $3.1 million. The remainder of the upgrade is expected to be financed by existing cash balances and cash generated from operations.

China Credit Facility — Healthcare

In the third quarter of 2010, our subsidiary in China entered into a three-year U.S. dollar-denominated construction loan agreement (the “Healthcare Facility”) with a banking institution in China to finance a portion of the installation of a new spunmelt line at its manufacturing facility in Suzhou, China. The three-year term of the agreement began with the date of the first draw down on the Healthcare Facility, which occurred in fourth quarter of 2010. The interest rate applicable to borrowings is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (400 basis points at the time the credit agreement was executed), but in no event would the interest rate be less than 1-year LIBOR plus 250 points.

The maximum borrowings available under the facility, excluding any interest added to principal, were $20.0 million. We repaid $4.0 million of the principle balance in the fourth quarter of 2012. As a result, the outstanding balance under the Healthcare Facility was $16.0 million at December 29, 2012, with a weighted average interest rate of 5.44%. The final principle payment was made during the fourth quarter using a combination of existing cash balances and cash generated from operations. As a result, we had no outstanding borrowings under the Healthcare Facility at December 28, 2013.

China Credit Facility — Hygiene

In the third quarter of 2012, our subsidiary in China entered into a three-year U.S. dollar-denominated construction loan agreement (the “Hygiene Facility”) with a banking institution in China to finance a portion of the installation of a new spunmelt line at its manufacturing facility in Suzhou, China. The interest rate applicable to borrowings under the Hygiene Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (520 basis points at the time the credit agreement was executed).

The maximum borrowings available under the facility, excluding any interest added to principal, were $25.0 million. At December 29, 2012, the outstanding balance under the Hygiene Facility was $11.0 million with a weighted average interest rate of 5.51%. At December 28, 2013, the outstanding balance under the Hygiene Facility was $24.9 million with a weighted-average interest rate of 5.46%. Our first payment on the outstanding principal is due in the first quarter of 2014, which we expect to fund using existing cash balances and cash generated from operations.

Other Subsidiary Indebtedness

We periodically enter into short-term credit facilities in order to finance various liquidity requirements. At December 28, 2013 and December 29, 2012, outstanding amounts related to such facilities were $0.4 million and $0.8 million, respectively, which are being used to finance insurance premium payments. The weighted average interest rate on these borrowings was 2.67% and 2.46%, respectively. Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.

As a result of the acquisition of Fiberweb, the Company assumed control of Terram Geosynthetics Private Limited, a joint venture located in Mundra, India in which we maintain a 65% controlling interest. As part of the net assets acquired, we assumed $3.8 million of debt that was entered into with a banking institution in India. Amounts outstanding primarily relate to a 14.70% term loan, due in 2017, used to purchase fixed assets. Other amounts relate to a short-term credit facility used to finance working capital requirements and an existing automobile loan.

We also have documentary letters of credit not associated with the ABL Facility or the Hygiene Facility. These letters of credit were primarily provided to certain raw material vendors and amounted to $8.5 million and $6.7 million at December 28, 2013 and December 29, 2012, respectively. None of these letters of credit have been drawn on.

Factoring Agreements

In the ordinary course of business, we may utilize accounts receivable factoring arrangements with third-party financial institutions in order to accelerate its cash collections from product sales. These arrangements involve the ownership transfer of eligible U.S. and non-U.S. trade accounts receivable, without recourse or discount, to a third party financial institution in exchange for cash. The maximum amount of outstanding advances at any one time is $20.0 million under the U.S. based program and $79.5 million under the non-U.S. based program. At December 28, 2013, the net amount of trade accounts receivable sold to third-party financial institutions, and therefore excluded from our accounts receivable balance, was $68.1 million. Amounts due from the third-party financial institutions were $7.9 million at December 28, 2013. In the future, we may increase the sale of receivables or enter into additional factoring agreements.

Contractual Obligations

As of December 28, 2013, we had certain cash obligations associated with contractual commitments. The amounts due under these commitments are as follows:

	Payments Due by Period
In millions	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Short-term borrowings	$2.5	$2.5	$—	$—	$—
Long-term debt (fixed)	560.0	—	—	—	560.0
Long-term debt (variable)	334.8	13.6	34.8	286.4	—
Estimated interest payments (1)	317.2	61.5	119.0	115.0	21.7
Capital lease obligation (2)	1.1	0.3	0.4	0.4	—
Operating lease obligations (3)	79.3	14.1	24.6	20.5	20.1
Purchase commitments (4)	106.2	106.2	—	—	—

Total	$1,401.1	$198.2	$178.8	$422.3	$601.8

(1)	Represents the annual interest expense on fixed and variable rate debt. Projections on variable rate debt are based on current interest rates.
(2)	Represents rental payments under capital leases with initial or remaining non-cancelable terms in excess of one year.
(3)	We lease certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions.
(4)	Represents our commitments related to the purchase of raw materials and capital projects.

Future expected obligations under our pension and postretirement benefit plans as well as our unrecognized tax obligations have not been included in the Contractual Obligations table as these items are difficult to make reasonably reliable estimates of the timing and amount to be paid.

Financing Obligation

As a result of the acquisition of Fiberweb, we acquired a manufacturing facility in Old Hickory, Tennessee, the assets of which included a utility plant used to generate steam for use in its manufacturing process. Upon completion of its construction in 2011, the utility plant was sold to a unrelated third-party and subsequently leased back by Fiberweb for a period of 10 years. The transaction was appropriately accounted for by Fiberweb under International Financial Reporting Standards (“IFRS”) as a sale-leaseback whereby the assets were excluded from the balance sheet and monthly lease payments were recorded as rent expense.

We determined that current accounting guidance under Generally Accepted Accounting Principles in the United States (“GAAP”) disallowed sale-leaseback treatment if there was continuing involvement with the property. As a result, the transaction is not accounted for as a sale-leaseback, but as a direct financing lease under GAAP, recognizing the assets as part of property, plant and equipment and a related financing obligation as a long-term liability. Cash payments to the lessor are allocated between interest expense and amortization of the financing obligation. At the end of the lease term, we will recognize the sale of the utility plant, however, no gain or loss will be recognized as the financing obligation will equal the expected carrying value of the assets. At December 28, 2013, the outstanding balance of the financing obligation was $20.1 million.

Operating Lease Obligations

We lease certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions. Rent expense (net of sub-lease income), including incidental leases, was $15.4 million, $14.5 million and $8.3 million for the Successor during the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012 and the eleven months ended December 31, 2011, respectively. For the one month ended January 28, 2011, rent expense for the Predecessor was $0.9 million. These expenses are recognized on a straight-line basis over the life of the lease.

In the third quarter of 2011, our state-of-the-art spunmelt line in Waynesboro, Virginia commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in the hygiene and healthcare applications in the U.S. The line was principally funded by a seven year equipment lease with a capitalized cost of $53.6 million. From the commencement of the lease to its fourth anniversary date, we will make annual lease payments of $8.3 million. From the fourth anniversary date to the end of the lease term, our annual lease payments may change, as defined in the lease agreement. The aggregate monthly lease payments under the agreement, subject to adjustment, are expected to approximate $58 million. The lease includes covenants, events of default and other provisions that requires us to maintain certain financial ratios and other requirements.

Purchase Commitments

At December 28, 2013, we had purchase commitments of $106.2 million, of which $73.4 million related to the purchase of raw materials in the normal course of business. The remaining $32.8 million related to capital projects, primarily associated with the plan to relocate our Nanhai, China manufacturing facilities and the warehouse expansion project at the Company’s Old Hickory, Tennessee manufacturing facilities.

Pensions Plans

At December 28, 2013, we had a net surplus of $6.5 million related to our pension plans. It is our objective to contribute to pension plans to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required. Because the timing and amounts of long-term funding requirements for pension obligations are uncertain, they have been excluded from the Contractual Obligations table.

Postretirement Benefit Plans

At December 28, 2013, we had postretirement benefit obligations of $7.5 million. We fund postretirement benefit costs principally on a pay-as-you-go basis as medical costs are incurred by covered retiree populations. Because the timing and amounts of long-term funding requirements for postretirement obligations are uncertain, they have been excluded from the Contractual Obligations table.

Uncertain Tax Positions

At December 28, 2013, we have total unrecognized tax benefits for uncertain tax positions of $24.0 million, which includes $9.3 million of related accrued interest and penalties. The liability has been excluded from the Contractual Obligations table as we are unable to reasonably estimate the amount and period in which these liabilities might be paid.

Covenant Compliance

We report our financial results in accordance with GAAP. In addition, we present Adjusted EBITDA as a supplemental financial measure in order to provide a more complete understanding of the factors and trends affecting our business. Adjusted EBITDA is a non-GAAP financial measure that should be considered supplemental to, not a substitute for or superior to, the financial measure calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies. We believe that Adjusted EBITDA provides important supplemental information to both management and investors regarding financial and business trends used in assessing our financial condition as well as provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing the Senior Secured Notes, the Term Loans and in our ABL Facility. As a result, one should not consider Adjusted EBITDA in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as on a non-GAAP basis, predominantly disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The following table shows a reconciliation of the Successor’s Adjusted EBITDA from the most directly comparable GAAP measure, Net income (loss) in order to show the differences in these measures of operating performance:

In thousands	Fiscal Year Ended December 28, 2013
Net income (loss) attributable to Polymer Group, Inc.	$(24,933)
Discontinued operations, net of tax	—
Net income attributable to noncontrolling interest	(34)
Interest expense, net	55,974
Income and franchise tax	(35,658)
Depreciation & amortization (a)	71,497
Purchase accounting adjustments (b)	7,288
Non-cash compensation (c)	4,329
Special charges, net (d)	33,188
Foreign currency and other non-operating, net (e)	11,689
Debt modification and extinguishment costs	3,334
Severance and relocation expenses (f)	4,943
Unusual or non-recurring charges, net	958
Business optimization expense (g)	319
Management, monitoring and advisory fees (h)	3,855
Proforma Adjusted EBITDA contribution from Acquisition (i)	37,946
Proforma Adjusted EBITDA contribution from estimated synergies (j)	35,716

Adjusted EBITDA (Term Loans)	210,411
Portion of synergies above allowed amount in Senior Secured Notes (k)	(14,675)

Adjusted EBITDA (Senior Secured Notes)	$195,736

(a)	Excludes amortization of loan acquisition costs that are included in interest expense.
(b)	2012 amounts reflect fair market value adjustments as a result of purchase accounting associated with the Merger, primarily related to the step-up in inventory value. 2013 amounts reflect the fair market adjustments as a result of purchase accounting associated with the Acquisition.
(c)	Reflects non-cash compensation costs related to employee and director restricted stock, restricted stock units and stock options.
(d)	Reflects costs associated with non-cash asset impairment charges, the restructuring and realignment of manufacturing operations and management organizational structures, pursuit of certain transaction opportunities and other charges included in Special charges, net.
(e)	Reflects (gains) losses from foreign currency translation of intercompany loans, unrealized (gains) losses on interest rate and foreign currency hedging transactions, (gains) losses on sales of assets outside the ordinary course of business, factoring costs and certain other non-operating (gains) losses recorded in Foreign Currency and Other, net as well as (gains) losses from foreign currency transactions recorded in Other Operating, net.
(f)	Reflects severance and relocation expenses not included under Special charges, net as well as costs incurred with the CEO Transition.
(g)	Reflects costs incurred to improve IT and accounting functions, costs associated with establishing new facilities and certain other expenses.
(h)	Reflects management, monitoring and advisory fees paid under the Sponsor management agreement.
(i)	Represents Adjusted EBITDA on a proforma basis for the period January 2, 2013 through November 15, 2013.
(j)	Per the Term Loan, amounts represent estimated impacts from synergies to be implemented within 12 months of the Fiberweb transaction, capped at 20% of proforma Adjusted EBITDA.
(k)	The Senior Secured Notes limit the amount of synergies included in the definition of Adjusted EBITDA to the greater of $20 million or 10% of Proforma Adjusted EBITDA.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements

Recent Accounting Standards

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”), which requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with retroactive application permitted. We are currently assessing the potential impacts, if any, on our financial results.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”), which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, ASU 2013-02 requires an entity to present, either on the face of the income statement or in the notes to the financial statements, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this guidance concerns disclosure only and did not have an impact on our financial results.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” which amended the guidance on the annual impairment testing of indefinite-lived intangible assets other than goodwill. The amended guidance will allow a company the option to first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If, based on the qualitative assessment, it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if a company concludes otherwise, quantitative impairment testing is not required. This new guidance was adopted in the fourth quarter of 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU No. 2011-12 revises ASU No. 2011-05 to defer the presentation in the financial statements of reclassifications out of accumulated other comprehensive income for annual and interim financial statements. The deferral is effective for fiscal years beginning after December 15, 2011 and subsequent interim periods. The Company adopted this guidance on January 1, 2012. The revised presentation requirements are reflected in the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” which requires enhanced disclosures about financial instruments and derivative instruments eligible for offset in accordance with U.S. GAAP or subject to an enforceable master netting arrangement or similar agreement. This new guidance is effective for annual reporting periods beginning on or after January 1, 2013 and subsequent interim periods. The Company adopted this guidance in the fourth quarter 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, “Testing for Goodwill Impairment” which amended the guidance on the annual testing of goodwill for impairment. The amended guidance will allow a company the option to first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This new guidance is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted this guidance on January 1, 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” ASU No. 2011-05 requires the Company to present the components of other comprehensive income and of net income in one continuous statement of comprehensive income, or in two separate, but consecutive statements. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The option to report other comprehensive income within the statement of equity has been removed. This new presentation is effective for fiscal years beginning after December 15, 2011 and subsequent interim periods. The revised presentation requirements are reflected in the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”).” ASU No. 2011-04 represents converged guidance between U.S. GAAP and IFRS resulting in a consistent definition of fair value as well as provides common requirements for measuring fair value and disclosing information about fair value measurements. This new guidance is effective for fiscal years beginning after December 15, 2011 and subsequent interim periods. The Company adopted this guidance on January 1, 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

Critical Accounting Policies and Other Matters

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with those accounting principles requires management to use judgment in making estimates and assumptions based on the relevant information available at the end of each period. These estimates and assumptions have a significant effect on reported amounts of assets and liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities because they result primarily from the need to make estimates and assumptions on matters that are inherently uncertain. Actual results may differ from estimates. The following is a summary of certain accounting estimates and assumptions made by management that we consider critical.

Long-Lived Assets. Management reviews long-lived assets, which consist of property, leasehold improvements, equipment and definite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. For long-lived assets to be held and used, management evaluates recoverability by comparing the carrying value of the asset to future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. For long-lived assets for which we have committed to a disposal plan, we report such assets at the lower of the carrying value or fair value less the cost to sell.

In determining the fair value of long-lived assets, we make judgments relating to the expected useful lives of long-lived assets and our ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets. Factors that impact these judgments include the ongoing maintenance and improvements of the assets, changes in the expected use of the assets, changes in economic conditions, changes in operating performance and anticipated future cash flows. If actual fair value is less than our estimates, long-lived assets may be overstated on the balance sheet, which would adversely impact our financial position.

Goodwill and Indefinite-Lived Intangible Assets. Goodwill and intangible assets with indefinite useful lives are no longer amortized, but are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

Recoverability of goodwill is measured at the reporting unit level and begins with a qualitative assessment to determine, as a basis for whether it is necessary to perform the two-step impairment test under U.S. GAAP, if it more likely than not that the fair value of each reporting unit is less than its carrying amount. For the reporting units where it is required, the first step compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

2013 Impairment Test

For our annual impairment test performed during the fourth quarter of 2013, we concluded it was necessary to calculate the fair value of each of our reporting units. Based on the result of these calculations, we determined that none of our reporting units failed the step 1 impairment calculation. The estimates of fair value are based on the best information available as of the date of assessment, which primarily incorporates managements assumptions about expected future cash flows.

Although all our reporting units passed the step 1 calculation, the excess of their estimated fair value over carrying value (expressed as a percentage of carrying value) for two was below 15%. These reporting units exceeded their carrying value by 8.7% and 0.1%, respectively. An increase in the discount rate, decrease in the long-term growth rate, or substantial reduction in our end markets and volume assumptions could have a negative impact on the estimated fair value of these reporting units. Goodwill amounts related to these reporting units were $46.0 million and $34.9 million, respectively.

2012 Impairment Test

For our annual impairment test performed during the fourth quarter of 2012, we concluded it was necessary to calculate the fair value of each of our reporting units. Based on the result of these calculations, we determined that the fair value of two reporting units failed the step 1 impairment calculation. However, based on our step 2 calculations, no impairment of goodwill was necessary. The estimates of fair value are based on the best information available as of the date of assessment, which primarily incorporates managements assumptions about expected future cash flows.

For all reporting units that passed the step 1 calculation, the excess of their estimated fair value over carrying value (expressed as a percentage of carrying value) was a minimum of 15% except for two. These two reporting units, reported within the North America segment and the Asia segment, exceeded their carrying value by 6.4% and 0.7%, respectively. A significant increase in the discount rate, decrease in the long-term growth rate, or substantial reduction in our end markets and volume assumptions could have a negative impact on the estimated fair value of these reporting units. Goodwill amounts related to these reporting units were $20.7 million and $23.1 million, respectively.

Recoverability of other intangible assets with indefinite useful lives begins with a qualitative assessment to determine, as a basis for whether it is necessary to calculate the fair value of the indefinite-lived intangible asset, if it is more likely than not that the asset is impaired. When required, recoverability is measured by a comparison of the carrying amount of the intangible assets to the estimated fair value of the respective intangible assets. Any excess of the carrying value over the estimated fair value is recognized as an impairment loss equal to that excess.

The determination of estimated fair value requires management to make assumptions about estimated cash flows, including profit margins, long-term forecasts, discount rates, royalty rates and terminal growth rates. Management developed these assumptions based on the best information available as of the date of the assessment. We completed our assessment of goodwill and intangible assets with indefinite useful lives during the fourth quarter of 2013 and determined that no impairment existed at that date. Although no impairment was recognized, there can be no assurances that future impairments will not occur. Future adverse developments in market conditions or our current or projected operating results could cause the fair value of our goodwill and intangible assets with indefinite useful lives to fall below carrying value, which would result in an impairment charge that would adversely affect our financial position.

Income Taxes. We record an income tax valuation allowance when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. In assessing the realization of the deferred tax assets, consideration is given to, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and tax credits, as well as tax planning strategies available to us. Additionally, we have not provided U.S. income taxes for undistributed earnings of certain foreign subsidiaries that are considered to be retained indefinitely for reinvestment. Certain judgments, assumptions and estimates are required in assessing such factors and significant changes in such judgments and estimates may materially affect the carrying value of the valuation allowance and deferred income tax expense or benefit recognized in our consolidated financial statements.

We recognize a tax benefit associated with an uncertain tax position when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management.

A number of years may elapse before a particular matter for which a liability related to an unrecognized tax benefit is audited and finally resolved. The number of years with open tax audits varies by jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe our liability for unrecognized tax benefits is adequate. Favorable resolution of an unrecognized tax benefit could be recognized as a reduction in the effective tax rate in the period of resolution. Unfavorable settlement of an unrecognized tax benefit could increase the effective tax rate and may require the use of cash in the period of resolution. Accordingly, our future results may include favorable or unfavorable adjustments due to the closure of tax examinations, new regulatory or judicial pronouncements, changes in tax laws or other relevant events.

Revenue Recognition. Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) delivery has occurred or service has been rendered. We recognize revenue when the title and the risks and rewards of ownership have substantially transferred to the customer. We permit customers from time to time to return certain products and we continuously monitor and track such returns and record an estimate of such future returns, which is based on historical experience and recent trends. While such returns have historically been within management’s expectations and the provisions established have been adequate, we cannot guarantee that we will continue to experience the same return rates that we have in the past. If future returns increase significantly, it could adversely impact our results of operations.

Stock-Based Compensation. We account for stock-based compensation awards in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”), which requires a fair-value based method for measuring the value of stock-based compensation. Fair value is measured once at the date of grant and is not adjusted for subsequent changes. Our stock-based compensation plans have included programs for stock options and restricted stock units. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the input of subjective assumptions, including the expected life of the awards and stock price volatility. The assumptions used in calculating the fair value of stock-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our equity-based compensation expense could be materially different in the future.

Employee Benefit Plans. We provide a range of benefits to eligible employees and retired employees, including pension and postretirement benefits. Determining the cost associated with such benefits is dependent on various actuarial assumptions including discount rates, expected return on plan assets, compensation increases, employee mortality and turnover rates and healthcare cost trend rates. Actuarial valuations are performed to determine expense in accordance with U.S. GAAP. Actual results may differ from the actuarial assumptions and are generally accumulated and amortized into earnings over future periods. We review our actuarial assumptions at each measurement date and make modifications to the assumptions based on current rates and trends, if appropriate. We believe that the assumptions utilized in recording our obligations under our plans are reasonable based on input from actuaries, outside investment advisor’s and information as to assumptions used by plan sponsors.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to fluctuations in currency exchange rates, interest rates and commodity prices which could impact our results of operations and financial condition. As a result, we employ a financial risk management program, whose objective is to seek a reduction in the potential negative earnings impact of changes in interest rates, foreign exchange rates and raw material pricing arising in our business activities. To manage these exposures, we primarily use operational means. However, to manage certain of these exposures, we used derivative instruments as described below. Derivative instruments utilized by us in our hedging activities are viewed as risk management tools, involve little complexity and are not used for trading or speculative purposes. To minimize the risk of counterparty non-performance, agreements are made only through major financial institutions with significant experience in such derivative instruments.

Long-Term Debt and Interest Rate Market Risk

Our objective in managing exposure to interest rate changes is to manage the impact of interest rate changes on earnings and cash flows as well as to minimize our overall borrowing costs. To achieve these objectives, we may use financial instruments such as interest rate swaps, in order to manage our mix of floating and fixed-rate debt.

The majority of our long-term financing consists of $560.0 million of 7.75% fixed-rate, Senior Secured Notes due 2019. However, the remaining portion of our indebtedness, including the Term Loans, do have variable interest rates, for which we have not hedged the risks attributable to fluctuations in interest rates. Hypothetically, a 1% change in the interest rate affecting our outstanding variable interest rate subsidiary indebtedness, as of December 28, 2013, would change our interest expense by approximately $3.3 million.

Foreign Currency Exchange Rate Risk

We have operations throughout the world that manufacture and sell their products in various international markets. As a result, we are exposed to movements in exchange rates of various currencies against the U.S. dollar as well as against other currencies throughout the world. Such currency fluctuations have much less effect on our local operating results because we, to a significant extent, sell our products within the countries in which they are manufactured.

On June 30, 2011, we entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on certain future cash commitments related to a new spunmelt line under construction in China. The contracts allow us to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of equipment purchase contracts. During the fourth quarter of 2013, we remitted the final payment on the hygiene line and simultaneously fulfilled our obligation under these forward contracts.

On September 17, 2013, we entered into a foreign exchange forward contract with a third-party financial institution used to minimize foreign exchange risk on our cash commitment related to the acquisition of Fiberweb during the fourth quarter of 2013. The Bridge Loan Contract allowed us to purchase a fixed amount of pounds sterling in the future at a specified U.S. Dollar rate. On November 15, 2013, the acquisition of Fiberweb became effective pursuant to a court sanctioned scheme of arrangement under Part 26 of the UK Companies Act of 2006 whereby Fiberweb became a wholly-owned subsidiary of the Company. The Acquisition was funded on November 27, 2013, at which time we settled the Bridge Loan Contract and terminated the agreement.

Raw Material and Commodity Risks

The primary raw materials used in the manufacture of most of our products are polypropylene resin, polyester fiber, polyethylene resin, and, to a lesser extent, rayon and tissue paper. The prices of polypropylene, polyethylene and polyester are a function of, among other things, manufacturing capacity, demand and the price of crude oil and natural gas liquids. In certain regions of the world, we may source certain key raw materials from a limited number of suppliers or on a sole source basis. In addition, to the extent that we cannot procure our raw material requirements from a local country supplier, we will import raw materials from outside refiners. We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us because other suppliers with whom we conduct business would be able to fulfill our long-term requirements. However, the loss of certain of our suppliers or the delay in the import of raw materials could, in the short-term, adversely affect our business until alternative supply arrangements are secured and the respective suppliers were qualified with our customers, or when importation delays of raw material are resolved. We have not historically experienced, and do not expect, any significant disruptions in the long-term supply of raw materials.

We have not historically hedged our exposure to raw material increases with synthetic financial instruments. However, we have certain customer contracts with price adjustment provisions which provide for index-based pass-through of changes in the underlying raw material costs, although there is often a delay between the time we incur the new raw material cost and the time that we are able to adjust the selling price to our customers. On a global basis, raw material costs continue to fluctuate in response to certain global economic factors, including the regional supply versus demand dynamics for the raw materials and the volatile price of oil.

In periods of rising raw material costs, to the extent we are not able to pass along price increases of raw materials, or to the extent any such price increases are delayed, our cost of goods sold would increase and our operating profit would correspondingly decrease. Based on our current purchase volume for the year ended December 28, 2013, if the price of polypropylene was to rise $.01 per pound and we were not able to pass along any of such increase to our customers, we would realize a $5.6 million impact in our cost of goods sold. Significant increases in raw material prices that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In periods of declining raw material costs, if sales prices do not decrease at a corresponding rate, our cost of goods sold would decrease and our operating profit would correspondingly increase.